EXHIBIT 1
JOINT FILING AGREEMENT
     The undersigned hereby agree that this amended Statement on Schedule 13D with respect to the Class A Subordinate Shares of CGI Group Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: December 11, 2007

BCE Inc.
By:	(signed) Patricia Olah
	Name:	Patricia Olah
	Title:	Corporate Secretary and Lead Governance Counsel, BCE Inc. and Bell Canada

Bell Canada, as administrator of the Bell Canada Pension Plan
By:	(signed) Michael T. Boychuk
	Name:	Michael T. Boychuk
	Title:	Senior Vice-President and Treasurer

Bimcor Inc.
By:	(signed) Brian Kouri
	Name:	Brian Kouri
	Title:	Vice-President, Finance and Administration